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Exhibit 8

SUBSIDIARIES OF THE PREEM HOLDINGS AB (PUBL)

1.
Preem Petroleum AB, a corporation organized under the laws of the Kingdom of Sweden

2.
Preem Finans AB, a corporation organized under the laws of the Kingdom of Sweden

3.
Preem Raffinaderi AB, a corporation organized under the laws of the Kingdom of Sweden

4.
Skandinaviska Raffinaderi AB, a corporation organized under the laws of the Kingdom of Sweden, which does business under the name Scanraff

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SUBSIDIARIES OF THE PREEM HOLDINGS AB (PUBL)